SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: The Acadia Mutual Funds

Address of Principal Business Office

(No. & Street, City, State, Zip Code):

One Penn Plaza, 36th Floor

New York, NY 10119

Telephone Number (including area code): (212) 671-1111

Name and address of agent for service of process:

Eric D. Jacobs

Acadia Mutual Fund Management, LLC

One Penn Plaza, 36th Floor

New York, NY 10119

Copies to:

Brent S. Gillett, Esq.

Investment Law Group of Gillett, Mottern & Walker, LLP

1230 Peachtree Street NE, Suite 2445

Atlanta, Georgia 30309

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES X

NO

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York, State of New York on the 15th day of October, 2009.

THE ACADIA MUTUAL FUNDS

By:    /s/ Eric Jacobs________

Trustee

Attest: /s/ Michael Hogue_________

Trustee